Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Digital Cinema Destinations Corp.  on Form S-1 to be filed on or about December 19, 2011, of our report dated December 16, 2011, on our audit of the combined financial statements of Rialto Theatre of Westfield, Inc. and Cranford Theatre, Inc. as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Edison, New Jersey
December 19, 2011